                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under
    Rule 14a-12

                             INFINIUM SOFTWARE, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            INFINIUM SOFTWARE, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON FRIDAY, FEBRUARY 8, 2002
                            ------------------------

     The Annual Meeting of Stockholders of Infinium Software, Inc. (the "Company"), will be held on Friday, February 8, 2002, at 9:30 a.m., Boston time, at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, Massachusetts 02116, to consider and act upon the following matters:

          1. To elect two (2) Class III directors to serve for the ensuing three years;

          2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 30, 2002; and

          3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on December 21, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          ANNE MARIE MONK,
                                          Clerk

Hyannis, Massachusetts
January 7, 2002

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            INFINIUM SOFTWARE, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON FRIDAY, FEBRUARY 8, 2002
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Infinium Software, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, February 8, 2002, and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     The Board of Directors has fixed December 21, 2001 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on December 21, 2001, there were outstanding and entitled to vote 13,483,602 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company. Each share of Common Stock is entitled to one vote.

     THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2001 IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT ON OR ABOUT JANUARY 7, 2002. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2001, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), WITHOUT EXHIBITS. Please address all such requests to the Company, Attention: William B. Gerraughty, Jr., Chief Financial Officer, 25 Communications Way, Hyannis, Massachusetts 02601. Exhibits will be provided upon written request and payment of an appropriate processing fee.

     As used in this Proxy Statement, the terms "Infinium" and the "Company" refer to Infinium Software, Inc. and its wholly-owned and majority-owned subsidiaries, unless the context otherwise requires.

                               QUORUM REQUIREMENT

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     At the close of business on December 21, 2001, the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 13,483,602 shares of Common Stock of the Company, constituting all of the issued and outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

                                 VOTES REQUIRED

     The affirmative vote of the holders of Common Stock representing a plurality of the votes cast at the Annual Meeting by such stockholders is required for the election of directors. The affirmative vote of the holders of Common Stock representing a majority of the votes cast at the Annual Meeting by such stockholders is required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2002.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the election of directors or the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2002.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 30, 2001, the beneficial ownership of the Company's outstanding Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) all directors, (iii) each current and former executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all current directors and executive officers as a group.

                                                               AMOUNT AND NATURE OF        PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
------------------------                                      -----------------------    -----------
5% STOCKHOLDER
Robert A. Pemberton(3)......................................         2,252,620              17.0%
DIRECTORS AND EXECUTIVE OFFICERS
Manuel Correia(4)...........................................            79,522              *
Michael A. Cusumano(5)......................................            18,000              *
William B. Gerraughty, Jr...................................                --                --
David J. Gutch..............................................                --                --
Fred L. Luconi(6)...........................................            33,000              *
James E. McGowan............................................                --                --
Anne Marie Monk(7)..........................................           251,675               1.9
Roland D. Pampel(8).........................................            39,000              *
Keith Phillips(9)...........................................                --                --
Marc Planquart(10)..........................................             5,571              *
Robert P. Schechter(11).....................................            39,000              *
John J. Whyte(12)...........................................           205,000               1.5
All current executive officers and directors as a group (11
  persons)(13)..............................................         2,769,791              20.3

---------------

   * Represents less than 1% of the aggregate voting power.

 (1) The number of shares beneficially owned by each director and current and former executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 30, 2001 through the exercise of stock options or other rights. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person named in the table above has sole voting power and investment power (or shares such power with his or her spouse or sibling) with respect to all shares of Common Stock listed as owned by such person. The address of each beneficial owner is c/o Infinium Software, Inc., 25 Communications Way, Hyannis, Massachusetts 02601.

 (2) Applicable percentage of ownership as of September 30, 2001 is based upon 13,193,804 shares of Common Stock outstanding on such date. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of September 30, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Mr. Pemberton currently serves as Chairman of the Company and ceased serving as the Company's Chief Executive Officer in February 2001. Mr. Pemberton's share amount includes 45,857 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001 and 175,000 shares of Common Stock held by the Pemberton Family Foundation, Inc., a not-for-profit organization (as to which Mr. Pemberton disclaims beneficial ownership) exempt from tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and the directors and officers of which are Mr. Pemberton and his spouse. His share amount also includes 2,031,763 shares of Common Stock held by The Robert A. Pemberton Family Trust, dated December 30, 1988, of which Mr. Pemberton is a trustee.

 (4) Includes 60,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001 and 6,000 shares of Common Stock held jointly by Mr. Correia and his spouse. Also includes 7,522 shares of Common Stock held jointly by Mr. Correia and his brother.

 (5) Includes 8,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

 (6) Includes 8,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

 (7) Includes 183,313 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

 (8) Includes 1,000 shares of Common Stock held jointly by Mr. Pampel and his spouse and 38,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

 (9) Mr. Phillips ceased to serve as an executive officer in April 2001.

(10) Mr. Planquart ceased to serve as an executive officer in December 2001. Mr. Planquart's share amount includes 5,071 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

(11) Consists of 1,000 shares of Common Stock held jointly by Mr. Schechter and his spouse and 38,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

(12) Mr. Whyte ceased to serve as an executive officer in April 2001. Mr. Whyte's share amount includes 200,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

(13) Includes 433,406 shares of Common Stock issuable to all executive officers and directors pursuant to outstanding stock options exercisable within 60 days of September 30, 2001.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the two nominees named below, unless authority to vote for the election of either director is withheld by marking the proxy to that effect. The proxy may not be voted for more than two directors.

     The Board of Directors currently consists of seven members and is divided into three classes, with members of each class holding staggered three-year terms. Classes I and III consist of two directors, and Class II consists of three directors. The term of the Class III directors will expire at this Annual Meeting. All directors hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. Manuel Correia and Fred
L. Luconi are the Class I directors; James E. McGowan, Robert A. Pemberton and Robert P. Schechter are the Class II directors; and Michael A. Cusumano and Roland D. Pampel are the Class III directors.

     The Board of Directors has nominated and recommended that Michael A. Cusumano and Roland D. Pampel, who currently serve as Class III members of the Board of Directors, each be elected as a Class III director, to hold office until the Annual Meeting of Stockholders to be held in 2005 or until their respective successor has been duly elected and qualified or until their earlier resignation or removal. Each of the Class III directors have indicated their willingness to serve another term, if elected, but if they should be unable or unwilling to stand for election, proxies may be voted for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

DIRECTORS AND NOMINEES FOR DIRECTOR

     The following table sets forth the name of each nominee for director and each current director, the positions and offices with the Company held by the nominee or director, the age of the nominee or director, the year in which each nominee or director became a director of the Company, the business experience of the nominee or director for at least the past five years, the names of other publicly held corporations of which each nominee or director is a director, the calendar year in which the term of each nominee or director will expire and the class of each nominee or director. There are no family relationships among or between the directors and the nominees for director.

                                                                                            CALENDAR
 NAME, BUSINESS EXPERIENCE AND YEAR IN WHICH NOMINEE OR             POSITION(s) WITH        YEAR TERM    CLASS OF
DIRECTOR FIRST BECAME A DIRECTOR, AND BUSINESS EXPERIENCE  AGE         THE COMPANY         WILL EXPIRE   DIRECTOR
---------------------------------------------------------  ---   -----------------------   -----------   --------
NOMINEES FOR A THREE-YEAR TERM:
Michael A. Cusumano...............................         47    Director                     2002         III
  Mr. Cusumano has been a director of the Company since
  February 2000. Mr. Cusumano has been a professor at the
  Massachusetts Institute of Technology Sloan School of
  Management since July 1986.
Roland D. Pampel..................................         67    Director                     2002         III
  Mr. Pampel has been a director of the Company since
  1995. Mr. Pampel was the President and Chief Operating
  Officer of Microcom, Inc. from March 1994 until his
  retirement in January 1997 and a director of Microcom
  from March 1994 until May 1997, when Microcom was
  acquired. Mr. Pampel is also a director of Othnet, Inc.
CONTINUING DIRECTORS:
Manuel Correia....................................         67    Director                     2003           I
  Mr. Correia has been a director of the Company since
  1993. He has been a consultant since July 2001. From
  May 1997 until July 2001 Mr. Correia was the Chief
  Operating Officer of CoWare, Inc., a provider of
  system-level design software solutions. From 1988 to
  1997, Mr. Correia held various management positions,
  including Vice President of Technical Operations, for
  Cadence Design Systems, Inc., an electronic design
  automation firm. Mr. Correia is also a director of
  Averant Software.

                                                                                            CALENDAR
 NAME, BUSINESS EXPERIENCE AND YEAR IN WHICH NOMINEE OR             POSITION(s) WITH        YEAR TERM    CLASS OF
DIRECTOR FIRST BECAME A DIRECTOR, AND BUSINESS EXPERIENCE  AGE         THE COMPANY         WILL EXPIRE   DIRECTOR
---------------------------------------------------------  ---   -----------------------   -----------   --------
Fred L. Luconi....................................         59    Director                     2003           I
  Mr. Luconi has been a director of the Company since
  February 2000. Mr. Luconi served as director of
  Microcom, Inc., a provider of central site and remote
  access solutions, from 1992 until 1997, when Microcom
  was acquired. Mr. Luconi also served as Vice-Chairman
  of Microcom from 1994 until 1997. Mr. Luconi has been a
  visiting faculty member at the Massachusetts Institute
  of Technology and a private investor since 1992.
James E. McGowan..................................         58    Director, President and
  Mr. McGowan has served as a director and as the                Chief Executive Officer      2004          II
  Company's President and Chief Executive Officer since
  February 2001. From April 1996 to December 2000, Mr.
  McGowan served as Chief Executive Officer of EIS
  International, Inc. (later known as Portal Connect,
  Inc. and n/k/a SER Solutions, Inc.), a provider of
  telephony-based contact center technology and from 1993
  to 1995 he served as President and Chief Executive
  Officer of Deluxe Data, a provider of electronic funds
  transfer processing and software. He also served as
  President and Chief Executive Officer of Xerox Imaging
  Systems, a provider of optical character recognition
  software, from 1990 to 1993.
Robert A. Pemberton...............................         60    Chairman of the Board        2004          II
  Mr. Pemberton founded the Company and has served as
  Chairman of the Board and a director since 1981. He
  served as Chief Executive Officer from 1981 to December
  1996, and from July 1999 to February 2001. He served as
  President from 1981 to 1990, from 1993 to February 1996
  and from July 1999 to February 2001.
Robert P. Schechter...............................         53    Director                     2004          II
  Mr. Schechter has been a director of the Company since
  July 1995. Mr. Schechter has also been the President,
  Chief Executive Officer and a director of NMS
  Communications, a telecommunications enabling
  technology company, since April 1995 and Chairman since
  March 1996. Mr Schechter has served as a director of
  Moldflow Corporation since January 2000.

     The Board of Directors met five times during the fiscal year ended September 30, 2001. Each director attended at least 75% of the total number of meetings of the Board of Directors (and of the committees on which he then served) during fiscal 2001.

     The Company has a standing Audit Committee, currently comprised of Messrs. Schechter, Pampel and Luconi. The Audit Committee consists entirely of non-employee directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee, which held four meetings during the fiscal year ended September 30, 2001, makes recommendations to the Board of Directors relative to the appointment of independent auditors, reviews the Company's financial statements and the scope and results of the independent audit, reviews and approves the Company's internal accounting controls and monitors the independence of the Company's auditors.

     The Company has a standing Compensation Committee, comprised of three non-employee directors, Messrs. Correia, Cusumano and Pampel, which held eight meetings during the year ended September 30, 2001. The Compensation Committee annually reviews and approves the compensation of the Company's senior executives and administers the Company's 1989 Stock Option Plan, 1995 Stock Plan, 1995 Employee Stock Purchase Plan and 1995 Non-Employee Director Stock Option Plan (the "Director Plan").

     The Company does not have a standing Nominating Committee of the Board of Directors.

DIRECTORS' COMPENSATION

     Each non-employee director of the Company receives $15,000 annually (paid at the rate of $3,750 per quarter) for serving as a director and an additional $1,000 for each board and committee meeting attended. Mr. Correia receives $1,000 for travel time associated with his attendance at board meetings in Massachusetts. The non-employee directors of the Company are Messrs. Correia, Cusumano, Luconi, Pampel, Pemberton and Schechter. The Company also reimburses non-employee directors for expenses incurred in attending board meetings. No other compensation is paid to directors for attending board or committee meetings.

     Under the Company's Director Plan, at each annual meeting, each non-employee director of the Company is granted an option to purchase 4,000 shares of Common Stock, which will be exercisable in four equal annual installments beginning on the first anniversary of the grant date. In addition, any person shall, upon first becoming a non-employee director, receive an option to purchase 28,000 shares of Common Stock, which will also be exercisable in four equal annual installments beginning on the first anniversary of the grant date. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. During fiscal 2001, each non-employee director was granted an option to purchase 4,000 shares of Common Stock at $1.94 per share, the fair market value of the Company's Common Stock on the date of grant as reported by Nasdaq.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Correia, Pampel and Cusumano. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, a former officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS

     The following table sets forth the current executive officers of the Company as of December 31, 2001, their ages and their positions and offices with the Company.

NAME                                        AGE                    POSITION
----                                        ---                    --------
James E. McGowan..........................  58    Director and President and Chief Executive
                                                  Officer
William B. Gerraughty, Jr. ...............  37    Chief Financial Officer; Senior Vice
                                                  President and Treasurer
David J. Gutch............................  44    Senior Vice President
Anne Marie Monk...........................  43    Senior Vice President; General Counsel and
                                                  Clerk
David C. Weyher...........................  41    Senior Vice President

     Each executive officer serves until his or her successor is chosen or appointed by the Board of Directors and qualified or until his or her earlier resignation, death or removal. Mr. Gutch, a Senior Vice President of the Company, is the brother-in-law of the Company's President and Chief Executive Officer, Mr. McGowan.

     James E. McGowan. Mr. McGowan joined the Company in February 2001 and has since served as a director and as the Company's President and Chief Executive Officer. Prior to joining the Company, from April 1996 to December 2000, Mr. McGowan served briefly as Chief Operating Officer, then as Chief Executive Officer, of EIS International, Inc. (later known as Portal Connect, Inc. and n/k/a SER Solutions, Inc.), a provider of telephony-based contact center technology. From 1993 to 1995 he served as President and Chief Executive Officer of Deluxe Data, a provider of electronic funds transfer processing and software. He also served as President and Chief Executive Officer of Xerox Imaging Systems, a provider of optical character recognition software, from 1990 to 1993. Mr. McGowan is responsible for the day-to-day operation and general strategic planning of the Company.

     William B. Gerraughty, Jr. Mr. Gerraughty joined the Company in April 2001 and has since served as the Company's Chief Financial Officer, Senior Vice President and Treasurer. Prior to joining the Company, from February 1993 to December 2000, Mr. Gerraughty served in various capacities, including President, Chief Financial Officer and Chief Operating Officer, for Intellution, Inc., a PC-based software developer for the industrial automation marketplace. Mr. Gerraughty is responsible for the financial operations of the Company.

     David J. Gutch. Mr. Gutch joined the Company in April 2001 and has since served as a Senior Vice President of the Company. Prior to joining the Company, from March 1999 to April 2001, Mr. Gutch served as Director of New Business Sales and then as Vice President of Sales for EIS International, Inc. (later known as Portal Connect, Inc. and n/k/a SER Solutions, Inc.) and from October 1994 to March 1999 he served as Director of Sales of Deluxe Data. Mr. Gutch is responsible for the sale of products and services in the Americas and for world-wide marketing.

     Anne Marie Monk. Ms. Monk joined the Company in October 1991 as General Counsel and served as General Counsel and Vice President from February 1993 until October 2000. From October 2000 to February 2001, Ms. Monk has served as General Counsel and Executive Vice President. Since February 2001, Ms. Monk has served as Senior Vice President, General Counsel and Clerk. Ms. Monk's responsibilities include oversight of the Company's administration area (comprised primarily of legal, human resources, facilities and information systems functions) and acting as general manager for the AdvaNTage and ASP business units.

     David C. Weyher. Mr. Weyher joined the Company in August 2001 and has since served as a Senior Vice President of the Company. In May 2000, prior to joining the Company, Mr. Weyher founded Digital Atoms, Inc., a management collaboration software vendor, and served as its Chief Executive Officer until August 2001. From May 1994 until May 2000, Mr. Weyher served in various capacities, including Senior Vice President, Global Professional Services and Vice President, Eastern Region, for Computer Associates International, an enterprise software vendor and REALOGIC, Inc., a technology consulting firm, which was acquired by Computer Associates in August 1998. Mr. Weyher is responsible for professional services and customer training for the Americas.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's (i) Chief Executive Officer,
(ii) the individual who held the position of Chief Executive Officer until February 2001, (iii) the other four most highly compensated executive officers of the Company who were serving as executive officers as of September 30, 2001, and (iv) two former executive officers (such executive officers are sometimes collectively referred to herein as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                           COMPENSATION (3)
                                                                                AWARDS
                                                       ANNUAL          -------------------------
                                                  COMPENSATION (2)     RESTRICTED    SECURITIES
                                        FISCAL   -------------------     STOCK       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(s) (1)       YEAR     SALARY     BONUS     AWARDS ($)    OPTIONS (#)   COMPENSATION
----------------------------------      ------   --------   --------   ----------    -----------   ------------
James E. McGowan......................   2001    $211,875   $147,840          --       700,000       $  7,789(4)
  President and Chief Executive          2000          --         --          --            --             --
  Officer; Director                      1999          --         --          --            --             --
William B. Gerraughty, Jr.............   2001      88,718     64,200          --       195,000          2,250(5)
  Chief Financial Officer; Senior Vice   2000          --         --          --            --             --
  President; Treasurer                   1999          --         --          --            --             --
David J. Gutch........................   2001      91,666     71,680          --       195,000          2,500(5)
  Senior Vice President                  2000          --         --          --            --             --
                                         1999          --         --          --            --             --
Anne Marie Monk.......................   2001     200,000     81,106    $145,500(6)         --          3,960(5)
  Senior Vice President; General         2000     185,000    150,426          --        25,000          3,388(5)
  Counsel; Secretary; Clerk              1999     140,000     14,254          --        15,000          2,533(5)
Marc Planquart........................   2001     147,500     44,676          --            --             --
  Former Executive Officer               2000     109,375     19,813          --        10,000             --
                                         1999          --         --          --            --             --
Robert A. Pemberton...................   2001     241,667     15,000          --            --          8,729(7)
  Former executive officer               2000     300,000     86,563          --        30,000         12,655(8)
                                         1999     160,000     11,878          --            --          8,729(7)
Keith Phillips........................   2001     135,417     76,883     145,500(9)         --        292,200(10)
  Former executive officer               2000     206,250    193,954          --        85,000          3,641(5)
                                         1999          --         --          --            --             --
John J. Whyte.........................   2001      75,000     50,000          --       200,000        158,860(11)
  Former executive officer               2000     158,077     40,000          --            --          5,942(5)
                                         1999          --         --          --            --             --

---------------

 (1) Principal positions shown for the current executive officers are those held as of September 30, 2001.

 (2) Other compensation in the form of perquisites and other personal benefits have been omitted in instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each Named Executive Officer for each year.

 (3) Represents stock options granted during fiscal 1999, 2000 and 2001 under the Company's 1995 Stock Plan. Except as noted for Ms. Monk and Mr. Phillips, the Company did not make any restricted stock awards, grant any stock appreciation rights ("SARs") or make any long-term incentive plan payouts during fiscal 1999, 2000 or 2001.

 (4) Represents Company paid car allowance.

 (5) Represents Company contributions under the 401(k) Plan.

 (6) Represents 75,000 shares of restricted Common Stock granted to Ms. Monk in February 2001 having a fair market value of $1.94 per share on the date of grant which represents the then fair market value of the Company's unrestricted Common Stock on the Nasdaq National Market. As of September 30,

     2001, the Company's fiscal year end, Ms. Monk held 68,632 shares of restricted Common Stock having an aggregate fair market value on such date equal to $51,474. These shares of restricted Common Stock are entitled to receive dividends as, if and when declared by the Board of Directors with respect to the Company's Common Stock. Of the remaining 68,632 shares of restricted Common Stock, 12,382 shares vested on July 30, 2001 and the remaining shares will vest in installments of 18,750 shares on each of January 31, 2002, July 30, 2002 and January 31, 2003. In the event Ms. Monk's employment is terminated without cause (and she executes and delivers a one-year noncompetition agreement) or in the event of a change in control of the Company, Mr. Monk's restricted Common Stock will fully vest.

 (7) Represents (a) disability insurance premiums of $950 paid on policies maintained by the Company for the benefit of Mr. Pemberton's family members (the "Pemberton Family"); (b) Company contributions under the 401(k) Plan of $3,902 for Mr. Pemberton and (c) life insurance premiums paid of $3,877 on a universal life insurance policy maintained by the Company for Mr. Pemberton.

 (8) Represents (a) disability insurance premiums of $950 paid on policies maintained by the Company for the benefit of the Pemberton Family; (b) Company contributions under the 401(k) Plan of $7,828 for Mr. Pemberton; and (c) life insurance premiums of $3,877 paid on universal life insurance policies maintained by the Company for Mr. Pemberton.

 (9) Represents 75,000 shares of restricted Common Stock granted to Mr. Phillips in February 2001 having a fair market value of $1.94 per share on the date of grant which represents the then fair market value of the Company's unrestricted Common Stock on the Nasdaq National Market. The Company repurchased these shares for an aggregate purchase price of $750 in July 2001 and, as a result of such repurchase, these shares of restricted Common Stock were canceled and accordingly had no value as of the Company's fiscal year end.

(10) Represents severance in the amount of $250,000, accrued vacation pay of $9,615 and forgiveness by the Company of a loan in the amount of $29,029 each in connection with the termination of Mr. Phillips's employment in April 2001 and Company contributions under the 401(k) Plan of $3,556.

(11) Represents severance in the amount of $150,000 and accrued vacation pay of $6,923 each in connection with the termination of Mr. Whyte's employment in April 2000 and Company contributions under the 401(k) Plan of $1,937.

  OPTION GRANTS

     The following table sets forth the number of shares of the Company's Common Stock underlying options granted, the exercise price per share and the expiration date of all options granted to each of the Named Executive Officers during 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                            --------------------------------------------------------------
                            NUMBER OF     PERCENT OF                                         POTENTIAL REALIZABLE VALUE AT
                            SECURITIES   TOTAL OPTIONS                                       ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING    GRANTED TO     EXERCISE     MARKET                 PRICE APPRECIATION FOR OPTION
                              OPTION     EMPLOYEES IN    PRICE PER   PRICE ON                         TERM($)(3)
                             GRANTED      FISCAL YEAR      SHARE     DATE OF    EXPIRATION   -----------------------------
NAME                           (#)          (%)(1)          (2)       GRANT        DATE        0%         5%        10%
----                        ----------   -------------   ---------   --------   ----------   -------   --------   --------
James E. McGowan..........   700,000(4)       40%          $1.75      $1.75      02/07/07         --   $420,000   $945,000
William B. Gerraughty,
  Jr......................   195,000(5)       11            1.30       1.30      04/20/08         --    103,350    240,500
David J. Gutch............   195,000(5)       11            1.30       1.30      04/20/08         --    103,350    240,500
Anne Marie Monk...........        --          --              --         --        --             --         --         --
Marc Planquart............        --          --              --         --        --             --         --         --
Robert A. Pemberton.......        --          --              --         --        --             --         --         --
Keith Phillips............        --          --              --         --        --             --         --         --
John J. Whyte.............   200,000(6)       11            2.25(7)    2.56      10/04/04    $62,000     70,920     96,000

---------------

(1) Based on an aggregate of 1,766,750 shares subject to options granted to employees of the Company in fiscal 2001.

(2) Except as noted for Mr. Whyte, the exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors and as reported on The Nasdaq National Market.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option vesting period and the date on which the options are exercised.

(4) This option vests in five equal annual installments, with the first installment vesting on the first anniversary of the grant date. In the event the Company's stock price exceeds $8 and/or $10 for any consecutive three month period, the vesting of a portion of Mr. McGowan's options will accelerate.

(5) One-third of the shares subject to this option will vest on April 20, 2001 and the remaining two-thirds of the shares will vest in 24 equal monthly installments thereafter.

(6) This option is fully vested and, unless earlier exercised, it will expire on October 4, 2004.

(7) This option was granted at an exercise price that was below the fair market value of the Company's Common Stock on the date of grant.

  OPTION EXERCISES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options during the fiscal year ended September 30, 2001; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding as of September 30, 2001; and (iv) the value of such unexercised options as of September 30, 2001.

                          AGGREGATED OPTION EXERCISES
                    IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION VALUES (1)

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED         IN-THE MONEY OPTIONS
                                SHARES                  OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END(3)
                              ACQUIRED ON    VALUE     ----------------------------   -------------------------
NAME                          EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE
----                          -----------   --------   ----------------------------   -------------------------
James E. McGowan............      --          --                0/700,000                       $0/0
William B. Gerraughty,
  Jr........................      --          --                0/195,000                       $0/0
David J. Gutch..............      --          --                0/195,000                       $0/0
Anne Marie Monk.............      --          --              166,405/16,908                    $0/0
Marc Planquart..............      --          --               4,643/6,357                      $0/0
Robert A. Pemberton.........      --          --              43,933/16,007                     $0/0
Keith Phillips..............      --          --                    --                           --
John J. Whyte...............      --          --                200,000/0                       $0/0

---------------

(1) The Company has not granted SARs. There have been no option exercises by Named Executive Officers for the fiscal year ended September 30, 2001.

EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

     James E. McGowan. Effective February 7, 2001, the Company and Mr. McGowan, the Company's President and Chief Executive Officer, entered into an employment agreement which provides for (i) a base salary of $325,000 per year, (ii) a monthly car allowance of $750 and (iii) a yearly executive bonus that may be achieved based on the attainment of certain Company goals set by the Board of Directors. The executive bonus has been set at $132,000 for fiscal year 2001, $200,000 for fiscal year 2002 and $245,000 for each of fiscal years 2003 and 2004. If Mr. McGowan exceeds the Company goals set by the Board of Directors, he may be eligible for an additional bonus in excess of the executive bonus at the Board's discretion.

     The employment agreement further provides that the Company's employment of Mr. McGowan is "at will," and that either party may terminate the employment relationship at any time, with or without cause, subject to the following termination provisions. If Mr. McGowan is terminated by the Company without cause, and he resigns from the Board of Directors and executes a one year non-competition and non-solicitation agreement in a form satisfactory to the Company, the Company will continue to pay Mr. McGowan his annual base salary and target executive bonus, if any, due during the eighteen-month period following his termination date and allow Mr. McGowan to participate in the Company's benefit plans during such period (to the extent allowed by such plans). If, however, the Board of Directors determines that Mr. McGowan's termination is primarily connected to the location of his residence then, following reasonable notice and an opportunity to resolve with the Board of Directors the issues relating to the location of his residence, the eighteen-month period noted in the preceding sentence will be reduced to twelve months.

     If Mr. McGowan's employment is terminated in connection with a change in control or, if following a change in control Mr. McGowan is removed from his positions as President and Chief Executive Officer and Director, the Company will continue to pay Mr. McGowan his annual base salary and target executive bonus, if any, due during the twelve month period following his termination date and allow Mr. McGowan to participate in the Company's benefit plans during such period (to the extent allowed by such plans). In addition, all of Mr. McGowan's outstanding and unvested stock options will immediately vest upon a change in control.

     In connection with his employment letter, Mr. McGowan was granted a stock option to acquire 700,000 shares of Common Stock at an exercise price of $1.75. This option vests in five equal annual installments, with the first installment vesting on the first anniversary of the grant date, provided that between 20% and 40% of Mr. McGowan's options will accelerate if the Company's stock price exceeds $8.00 and/or $10.00, respectively, for any consecutive three month period.

     William B. Gerraughty, Jr. Effective April 20, 2001, the Company and Mr. Gerraughty, the Company's Chief Financial Officer, entered into an employment letter which provides that if Mr. Gerraughty's employment is terminated by the Company without cause, he will receive, subject to the terms of an executive severance agreement (which as of the date hereof has not been entered into) his annual base salary for the twelve-month period following his termination date and the ability to participate in the Company's group medical and dental programs (to the extent allowed by such programs) during such twelve-month period.

     David J. Gutch. Effective April 16, 2001, the Company entered into an executive severance agreement with Mr. Gutch, a Senior Vice President of the Company. Under this agreement, if Mr. Gutch is terminated by the Company without cause, and he executes a one year non-competition agreement and release in form satisfactory to the Company, the Company will continue to pay Mr. Gutch his annual base salary for the twelve-month period following his termination date and will allow Mr. Gutch to participate in the Company's employee benefit programs (to the extent allowed by such programs) during such twelve-month period.

     If Mr. Gutch's employment is terminated in connection with a change in control or if he is not offered a position which is comparable both in level and total compensation to the position he occupied immediately prior to the change in control, the Company will continue to pay Mr. Gutch his annual base salary during the twelve-month period following his termination date and allow Mr. Gutch to participate in the Company's benefit programs during such period (to the extent allowed by such programs). All of Mr. Gutch's outstanding and unvested stock options will immediately vest upon a change in control.

     Anne Marie Monk. Effective July 15, 1999, the Company entered into an executive severance agreement with Ms. Monk, the Company's General Counsel, Senior Vice President and Clerk. Under this agreement, if Ms. Monk is terminated by the Company without cause, and she executes a one year non-competition agreement and release in form satisfactory to the Company, the Company will pay Ms. Monk a lump sum equal to her annual base salary and target executive bonus and will allow Ms. Monk to participate in the Company's employee benefit programs (to the extent allowed by such programs) for the twelve-month period following her termination. In addition, all of Ms. Monk's outstanding and unvested stock options will immediately vest.

     If Ms. Monk's employment is terminated in connection with a change in control the Company will pay to Ms. Monk a lump sum equal to her annual base salary and target executive bonus and allow Ms. Monk to participate in the Company's benefits programs (to the extent allowed by such programs) for the twelve-month period following her termination. If following a change in control Ms. Monk is not offered a position which is comparable in both level and compensation to the position she occupied immediately prior to the change in control Ms. Monk will have been deemed terminated without cause and the terms of the immediately preceding paragraph regarding without cause termination shall apply. All of Ms. Monk's outstanding and unvested stock options will immediately vest upon a change in control.

     In addition, Ms. Monk entered into a restricted stock agreement with the Company on February 9, 2001 pursuant to which she was granted 75,000 shares of restricted Common Stock which vest in 25% installments on each of July 30, 2001, January 31, 2002, July 30, 2002 and January 31, 2003. In the event Ms. Monk ceases to be employed by the Company for any reason, the Company has a repurchase right with respect to her unvested shares of restricted Common Stock at a repurchase price per share equal to $0.01. However, if Ms. Monk's employment is terminated without cause (and subject to the execution of a one-year noncompete agreement) or in the event of a change in control of the Company, Mr. Monk's restricted Common Stock will immediately vest in full.

     Keith C. Phillips. Effective April 16, 2001, the Company entered into a severance agreement with Mr. Phillips, the Company's former Executive Vice President of Sales, providing for a severance payment by the Company of $250,000, the opportunity to participate in the Company's employment benefit programs (to the extent allowed by such programs) until April 16, 2002 and forgiveness of a loan in the amount of $29,029. In addition, in connection with his termination of employment, Mr. Phillips signed a one year non-competition and non-solicitation agreement effective until April 16, 2002.

     Marc Planquart. Effective December 5, 2001 the Company and Mr. Planquart, a former Senior Vice President of the Company, entered into a separation agreement providing for a severance payment of $85,673 and the opportunity to participate in the Company's employee benefit plans (subject to certain restrictions) until June 30, 2002.

     John J. Whyte. Effective April 2, 2001, the Company entered into a severance agreement with Mr. Whyte, the Company's former Executive Vice President and Chief Operating Officer, providing for a severance payment by the Company of $300,000 (50% of which was paid in fiscal 2001 and 50% of which will be paid in fiscal 2002), the opportunity to participate in the Company's employee benefit programs (to the extent allowed by such programs) until April 2, 2002, a housing allowance until May 31, 2001 and, at Mr. Whyte's option on fifteen days prior notice, the Company will assume the remaining lease payments for (thereby having full use of) an apartment located in Waltham, Massachusetts, through February 28, 2002. In addition, in connection with the termination of his employment, Mr. Whyte signed a one year non-competition and non-solicitation agreement effective until April 2, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by "reporting persons" of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from such reporting persons, except as follows, the Company is not aware of any executive officer, director or principal stockholder who failed to comply with filing requirements under
Section 16(a) during the fiscal year ended September 30, 2001, except as follows: (1) on June 7, 2001, Fred Luconi filed two reports on Form 4, one of which was required to be filed no later than December 10, 2000 and the other of which was required to be filed not later than March 10, 2001, and (2) on January 3, 2002, Anne Marie Monk filed a report on Form 4 that was required to be filed no later than August 10, 2001.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of three non-employee directors: Messrs. Correia, Pampel and Cusumano. From time to time, the Company's Chief Executive Officer (Mr. McGowan), General Counsel (Ms. Monk) and Chief Financial Officer (Mr. Gerraughty) may attend meetings of the Compensation Committee. In addition, the Company's former Chief Executive Officer (Mr. Pemberton) and former Chief Operating Officer (Mr. Whyte) also attended meetings from time to time while holding those offices in the Company.

     Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for establishing, amending, terminating and making grants under the Company's stock and stock option plans and reviewing and approving cash and non-cash compensation matters concerning the executive officers of the Company. The Compensation Committee's objective is to establish compensation programs designed to (a) attract, retain and reward executives who will lead the Company in achieving its business goals and (b) align the financial interests of the Company's executives with those of the Company's long-term investors.

     Overview

     Compensation under the executive compensation program is comprised of cash compensation in the form of salary, incentive bonuses, and long-term incentive awards in the form of stock option grants. In the case of three executive officers, fiscal 2001 compensation also included awards of restricted stock. Through the second quarter of fiscal 2001, incentive compensation was based on quarterly and annual performance. Beginning in the third quarter of fiscal 2001, incentive compensation was based only on semi-annual performance. In addition, the compensation program is comprised of various benefits, including medical, disability and life insurance plans, financial planning assistance, the 1995 Employee Stock Purchase Plan, a 401(k)-qualified savings and profit-sharing plan and retirement plans for non-U.S. employees. All of these plans, other than the financial planning assistance, are generally available to all employees of the Company, depending on the country in which they work.

     Annually, the Company reviews proxy information from comparable companies and data from a number of surveys, including nationally recognized surveys, to determine the compensation of its executives. The Compensation Committee believes that each executive's total annual target compensation (that is, annual base salary plus incentive compensation) is set within the range of compensation for executives in comparable companies.

     Base Salary

     Base salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of base salaries that the Compensation Committee believes are paid to similar executive officers at comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Compensation Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives, in determining base salary.

     Base salary levels for fiscal year 2001 for each of the Company's executive officers, including the Chief Executive Officer, were determined based on the data described above. Fiscal year 2001 base salary levels for each of the executive officers generally were at or near the seventy-fifth percentile of salaries for the comparable positions at comparable companies.

     Incentive Compensation

     Except for Messrs. Whyte, Phillips, and Pemberton, and for Messrs. Joint, Weyher and Kinion (each of whom served as executive officers in fiscal 2001 but are not "named executive officers") as provided herein each of the executive officers were eligible to receive cash bonuses at the end of the second half of the fiscal year based upon the Company's performance and the executive officer's attainment of objectives in support of the Company's strategic plan. Ms. Monk and Mr. Planquart were also eligible to receive cash bonuses at the end of the first and second quarters based on the Company's performance and the attainment of objectives in support of the Company's strategic plan. Mr. Weyher was not eligible to receive any cash bonus because he joined the Company after the beginning of the fourth quarter of fiscal 2001. Mr. Whyte would have been eligible to receive bonuses only if he had remained employed by the Company through the end of the fiscal year. Mr. Phillips was eligible to receive a bonus for the first and second quarter based on the Company's achievement of revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) performance targets. Mr. Kinion was eligible to receive a bonus for the first and second quarter based on the Company's achievement of revenue and operating income targets from the AdvaNTage business unit, as well as the Company's achievement of EBITDA performance targets. Mr. Joint was eligible to receive a quarterly bonus, only while he was an executive officer, based on the attainment of certain individual objectives. Mr. Pemberton was also eligible to receive a quarterly bonus, only while he was the Chief Executive Officer, based on the attainment of certain individual objectives. Generally, quarterly, semi-annual and annual bonuses earned are based upon the Company's performance in comparison to the quarterly, semi-annual and annual financial targets, and the attainment by the executive officer of certain objectives. The Compensation Committee believes that, although the ratio of bonus to base salary varies significantly, the annual bonus amounts for fiscal year 2001 for each of the Company's executive officers, including the Chief Executive Officer, were generally set within the range of incentive compensation levels for comparable executives at comparable companies.

     The Company assigned each executive officer a target bonus amount, which amounts range from $57,750 to $250,000 ($200,000 for Mr. McGowan), on an annualized basis. The Company then determined fiscal year

2001 bonuses by analyzing achievement of financial targets, as well as individual objectives, and awarded each executive officer a percentage of his or her target bonus amount. Although the Company did not meet all of its financial goals in the first half of the fiscal year, it exceeded its financial goals in the second half of the fiscal year. Additionally, each executive achieved his or her individual objectives, at least in part. Further, some of the executives left their executive positions (or the Company) before the end of the fiscal year. As a result, the bonuses received by six of the nine executive officers were less than his or her target annual bonus amount. The bonuses received by three of the nine executive officers were greater than his or her target annual bonus amount because of the Company's over-achievement of its financial targets in the second half of the fiscal year and achievement of individual objectives. The percentage of target bonus earned by the executive officers also varied because (i) performance goals varied among executive officers, (ii) some executive officers were hired by the Company during the fiscal year and (iii) some incentive compensation changed during the year. The percentage of target bonus earned by the executive officers ranged from a low of 22% of target bonus to a high of 112% of target bonus (112% for Mr. McGowan). For purposes of these percentages, the target bonus amount used was the target amount in effect for each executive officer as of the end of fiscal year 2001 and the percentage used is based on actual bonus paid for the period served in the position.

     In addition, if the Company's performance was substantially greater or less than its performance targets in any period, actual bonuses paid to two executives would have been greater or less than the target bonus by an accelerated or decelerated factor, as the case may be.

     In addition to the incentive compensation described above, Messrs. Whyte and Gerraughty and Ms. Monk received special bonuses in the amounts of $50,000, $25,000 and $25,000, respectively, for the achievement of strategic initiatives.

     In general, for Messrs. McGowan and Gerraughty and Ms. Monk, for the second half of fiscal 2001, 75% of their second half bonus amounts were based upon semi-annual financial performance of the Company and 25% of their bonus amounts were based on individual objectives. For Mr. Gutch, for the second half of the year, 80% of his second half bonus amount was based upon semi-annual revenue performance of the Company and 20% was based on individual objectives. For the first half of the year, for Ms. Monk and Messrs. Joint and Planquart, 48% was based on financial performance of the Company and 52% was based on individual objectives; and for Mr. Phillips and Mr. Kinion, 100% was based on financial objectives of the Company.

     Quarterly, semi-annual and special bonuses totaling $586,436 were awarded to the Company's executive officers, of which Mr. McGowan received $147,840. Messrs. Gerraughty and Gutch, and Ms. Monk collectively received $216,986.

     Stock Options and Other Stock Based Awards

     Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. The Company's stock plans are administered by the Compensation Committee. As of the end of fiscal 2001, the Compensation Committee has not granted stock options at less than fair market value, other than an option granted to Mr. Whyte which had an exercise price below the fair market value of the Company's Common Stock on the grant date.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the stockholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. Accordingly, the Company grants new options to the executives, including the Chief Executive Officer, on an ongoing basis to provide continuing incentives to the executives for future performance and to incentivize them to remain with the Company.

     In addition, the Company granted to each of Ms. Monk and Messrs. Phillips and Joint a restricted stock award of 75,000 shares of Common Stock (all of such shares were repurchased from Messrs. Phillips and Joint upon their respective termination from the Company). Each of these grants were made at a price of $0.01 per share. The grant of these awards was based on the factors described above.

     During the fiscal year ended September 30, 2001, options to purchase an aggregate of 1,510,000 shares of Common Stock were awarded to the Company's executive officers. Of these options, 700,000 were granted to Mr. McGowan.

     Other Benefits

     The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit-sharing plan, which permits employees to invest in a wide variety of funds on a pre-tax basis. The Company also maintains medical, disability and life insurance plans and other benefit plans for its employees. The Company also provides financial planning assistance for executive officers of the Company.

     Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its 1995 Plan in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions and the performance of its employees.

     The CEO'S Compensation

     Consistent with the executive compensation policies described above of providing salaries and target incentive compensation based on survey and proxy data for comparable positions in comparable companies, the Compensation Committee determined the base salary and target incentive compensation for Mr. McGowan, the Company's Chief Executive Officer.

     Mr. McGowan became the Chief Executive Officer of the Company in February 2001. Mr. McGowan's incentive compensation for fiscal 2001 was 112% of his target incentive compensation due to his exceeding the financial performance goals and meeting strategic goals, both set by the Board of Directors. For fiscal 2001, Mr. McGowan received $211,875 in base salary and was awarded bonuses totaling $147,840 based upon corporate financial and strategic performance. Mr. McGowan's bonus compensation for fiscal 2001 was approximately 70% of his base salary. Mr. McGowan was also granted options to purchase 700,000 shares of Common Stock in fiscal 2001 in connection with his appointment as the Company's Chief Executive Officer in February 2001.

                                          RESPECTFULLY SUBMITTED BY THE
                                          COMPENSATION COMMITTEE

                                          Manuel Correia
                                          Michael A. Cusumano
                                          Roland D. Pampel

STOCK PERFORMANCE CHART

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period beginning September 30, 1996 and ending September 30, 2001, with the cumulative total return for The Nasdaq Stock Market (U.S. companies) and the JP Morgan H&Q Computer Software Index (f/k/a the Chase H&Q Computer Software Index ). The comparison assumes $100 was invested on September 30, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG INFINIUM SOFTWARE, INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE JP MORGAN H&Q COMPUTER SOFTWARE INDEX

                                                                               NASDAQ STOCK MARKET           JP MORGAN H & Q
                                                 INFINIUM SOFTWARE, INC.             (U.S.)                  COMPUTER INDEX
                                                 -----------------------       -------------------           ---------------
9/96                                                     100.00                      100.00                      100.00
9/97                                                     151.92                      137.27                      129.07
9/98                                                      96.15                      139.44                      134.78
9/99                                                      51.28                      227.82                      198.79
9/00                                                      27.57                      302.47                      386.00
9/01                                                       7.69                      386.00                      115.89

       * $100 INVESTED ON 11/17/95 IN STOCK OR INDEX, INCLUDING
         REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30(TH.)

AUDIT COMMITTEE REPORT

     The Company established an Audit Committee in 1995 and adopted its Audit Committee Charter in April 2000.

     The Audit Committee reviewed and discussed the Company's audited Consolidated Financial Statements for the fiscal years ended September 30, 1999, 2000 and 2001 with the Company's management. The Audit Committee also discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by SAS 61.

     The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and discussed with them their independence. The Audit Committee also considered whether the provision of non-audit services to the Company is compatible with maintaining the accountant's independence.

     Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's Consolidated Financial Statements for the fiscal years ended September 30, 1999, 2000 and 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the SEC.

                                          RESPECTFULLY SUBMITTED BY THE
                                          AUDIT COMMITTEE

                                          Robert P. Schechter
                                          Roland D. Pampel
                                          Fred L. Luconi

CERTAIN RELATED PARTY TRANSACTIONS

     The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

     During fiscal 2000, the Company entered into a consulting agreement with Wianno Ventures, a business controlled by a member of Mr. Pemberton's family. In fiscal 2001, the Company paid an aggregate of $53,000 in fees for services rendered by Wianno Ventures. The Company believes the services rendered and fees incurred are based on terms and conditions no less favorable to the Company than could be obtained from unrelated third parties.

                                   PROPOSAL 2
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP ("PwC") as the Company's independent accountants for the fiscal year ending September 30, 2002. PwC has served as the Company's independent accountants since 1994. Although stockholder approval of the Audit Committee's selection of PwC is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PWC AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2002 IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

AUDIT FEES

     PwC billed the Company an aggregate of $176,800 in fees for professional services rendered in connection with the audit of the Company's financial statements and the review of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended September 30, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PwC did not perform any professional services for the Company and its affiliates during the fiscal year ended September 30, 2001, in connection with financial information systems design or implementation, the operation of the Company's information systems or the management of its local area network.

ALL OTHER FEES

     PwC billed the Company an aggregate of $69,388 in fees for other services rendered to the Company and its affiliates for the fiscal year ended September 30, 2001, consisting of fees and expenses for statutory audits, accounting consultations and registration statements filed with the SEC.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company reserves the right to retain outside agencies for purposes of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to take place in 2003 must be received by the Company at its principal office in Hyannis, Massachusetts no later than September 9, 2002 for inclusion in the proxy statement for that meeting.

     Proposals of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the 2003 Annual Meeting but not included in the Company's proxy statement and form of proxy) must be received by the Company at its principal office in Hyannis, Massachusetts between October 11, 2002 and November 12, 2002 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act. The persons designated in the Company's proxy card will be granted discretionary authority with respect to any stockholder proposal with respect to which the Company does not receive timely notice. If a shareholder proposal is received by the Company in a timely manner, the persons designated in the Company's proxy card may still exercise discretionary authority under circumstances consistent with the SEC's proxy rules.

                                          By order of the Board of Directors,

                                          ANNE MARIE MONK,
                                          Clerk

Hyannis, Massachusetts
January 7, 2002

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND WE APPRECIATE YOUR COOPERATION.

                                                                      1452-PS-02

PROXY                         INFINIUM SOFTWARE, INC.                      PROXY

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 8, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoint(s) James E. McGowan and Anne Marie Monk, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Infinium Software, Inc. (the "Corporation") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Corporation to be held on Friday, February 8, 2002 at 9:30 a.m., Boston time, at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, Massachusetts 02116, and at any adjournment thereof.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                 IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)


--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

1. To elect two (2) Class III directors to serve for a three-year term or until their successors are elected and qualified.

    Class III Director Nominees:  Michael A. Cusumano and  Roland D. Pampel.

     [ ]  FOR the nominees                    [ ] WITHOLD authority to vote for
          (except as marked below)                 all nominees

         FOR all nominees, except authority withheld
         to vote for the following nominee:   _________________________________

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2002.

        [ ]  FOR             [ ]  AGAINST                [ ]  ABSTAIN

NOTE: Please sign your name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.

Date: ________________________                    Date: ________________________


______________________________                    ______________________________
Signature                                         Signature (if held jointly)